Exhibit 10.4
WIDMER BROTHERS BREWING COMPANY RESTATED LEASE
Smithson & McKay Limited Liability Company, Lessor
and
Widmer Brothers Brewing Company, Lessee
Dated As Of January 1, 1994

RESTATED LEASE
This Restated Lease, dated as of January 1, 1994, is made between Smithson & McKay Limited Liability Company, an Oregon limited liability company (“Lessor”), and Widmer Brothers Brewing Company, an Oregon Corporation (“Lessee”).
P R E M I S E S
A.	Lessor is the owner of the real property described as 929 N. Russell, City of Portland, County of Multnomah, State of Oregon (“Premises”), as more fully described in Exhibit A attached hereto and incorporated herein; and

B.	Lessor wishes to continue to lease to Lessee and Lessee wishes to continue to lease from Lessor said real property (“Premises”):

C.	This Lease restates and supersedes all lease documents for the Premises executed prior to the date of this document. Where there is a conflict between this Restated Lease and any predecessor documents, this document shall prevail.
In consideration of the premises and the covenants expressed herein, and for other good and valuable consideration, the parties agree as follows:
1.	Lease of Premises. Lessor hereby leases and demises to Lessee, and Lessee hereby leases and takes from Lessor, the Premises for the term and upon the agreements, covenants and conditions set forth herein. The Premises consist of the underlying real estate and shell condition upon which Lessee’s offices, restaurant, and part of its brewery are located. Lessee has made substantial improvements to the shell condition of the Premises.

2.	Term.
2.1	The term of this Lease commenced on May 1, 1989 (“Commencement Date”) and terminates on December 31, 2034, unless sooner terminated pursuant to any provisions hereof.

2.2	Option to Extend. Lessee may extend the term until the tenth (10th) anniversary of the expiration date by written notice of its election to do so given to Lessor at least one (1) year prior to the December 31, 2034 expiration date. Lessee may extend for a second term of ten (10) years by giving written notice to Lessor at least one (1) year prior to the expiration of the first extended term. The terms and conditions of the Lease applicable at the expiration date will govern the extended term; however, the monthly rent will be the fair market rent for the Premises on the expiration date. If Lessor and Lessee are unable to agree upon the fair market rent prior to the expiration date, the question will be submitted to arbitration according to Paragraph 30. In that event, Lessee will continue to pay rent according to the Lease until the arbitration decision is rendered. At that time, Lessor and Lessee will make appropriate adjustments as of the expiration date. Lessee will not have any rights under this Paragraph if: (a) an event of default exists on the expiration date or on the date on which Lessee gives its notice; or (b) Lessee exercises its rights less than one (1) year before the expiration date.
3.	Rent.
3.1	Lessee will pay Lessor the monthly rent in equal consecutive monthly installments on or before the first day of each month during the term of this Lease. The monthly rent will be paid in advance at the address specified for Lessor in the basic lease information or such other place as Lessor designates, without prior demand and without any abatement, deduction or setoff. If the commencement date occurs on a day other than the first day of a calendar month, or if the expiration date occurs on a day other than the last day of the calendar month, then the monthly rent for each fractional month will be prorated on a daily basis. This is a triple net lease with all expenses, maintenance, renovation, and replacement assumed by Lessee.

3.2	Monthly rent is as follows: Three Thousand Dollars ($3,000.00) per month subject to a yearly consumer price index adjustment as described below.

CPI Adjustments: The Basic Annual Rent shall be subject to upward adjustments, based on the Consumer Price Index, one year after the Commencement Date of this Lease and at the end of each subsequent year, during the Lease Term in accordance with the following procedure:
(A)	The index to be used for this adjustment shall be the Consumer Price Index for All Urban Consumers (CPI-U), All Items, U.S. City Average (1982-1984 equals 100), published by the U.S. Department of Labor, Bureau of Labor Statistics.

(B)	The Base Period Consumer Price index shall be subtracted from the Adjustment Period Consumer Price Index; the difference shall be divided by the Base Period Consumer Price Index. This quotient shall then be multiplied by $3,000.00. The result shall be added to the monthly rent of $3,000.00. This arithmetical sum shall then be the Adjusted Monthly Rent for such immediately succeeding leasehold year which shall be paid monthly.

(C)	If the Consumer Price Index is, at any time during the term of this Lease, discontinued or no longer published, then the most nearly comparable published measure of inflation, as determined by Lessor in its sole discretion, shall be substituted for the purpose of this calculation.
4.	Taxes and Other Charges.
4.1	Lessee agrees to pay and discharge, as additional rent for the Premises during the entire term of this Lease, before delinquency, all taxes, assessments, water rents, sewer rentals, utility rates and fees, levies or other charges of any kind which are or may during the term of this Lease be levied, charged, assessed or imposed upon or against the Premises or any buildings or improvements which are hereafter located thereon, or against any legal or equitable interest of Lessor in the Premises, or against any of Lessee’s personal property now or hereafter located thereon, or which may be levied, charged, assessed or imposed upon or against the leasehold estate created hereby. All taxes, assessments and other charges covered by this Paragraph 4 shall be prorated between Lessor and Lessee as of the commencement and expiration dates of the Lease Term. If at any time during the term of the Lease any tax, assessment or other charge is levied for a benefit which shall have a useful life longer than the remaining Lease Term, and if the law permits the payment of any such tax, assessment or other charge, in installments (whether or not interest accrues on the unpaid balance), such tax, assessment or other charge shall be paid in installments, with Lessee paying such installment during the term of this Lease and Lessor paying any installments thereafter.

4.2	Anything herein to the contrary notwithstanding, Lessee shall not be required to pay pursuant to this Paragraph 4 any franchise, capital levy or transfer tax of Lessor, or any income, profits, or excess profits tax, or any tax which may, at any time during the term of this Lease, be required to be paid on any gift, or demise, deed, mortgage, descent or other alienation of any part or all of the estate of Lessor in and to the Premises or any buildings or improvements which are now or hereafter located thereon.

4.3	Lessee shall furnish to Lessor, upon request, receipts or other appropriate evidence establishing payment of any taxes, assessments or other charges required to be paid hereunder by Lessee.

4.4	Lessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

If any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay the taxes attributable to Lessee prior to the delinquency date for payment of such taxes, provided that Lessor shall at reasonable time prior thereto provide Lessee with a written statement setting forth the taxes applicable to Lessee’s property and an explanation of Lessor’s method of computation thereof.
5.	Lessor’s Warranty of Title and Quiet Enjoyment. Lessor hereby covenants and warrants to Lessee that Lessor has good and marketable fee simple title to the Premises, free and clear of all claims, liens and encumbrances except those certain exceptions set forth in the Title Report attached hereto and incorporated herein as Exhibit B. Upon Lessee paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, Lessee shall peaceably hold and quietly enjoy the Premises for the entire term hereof, without hindrance, molestation or interruption by Lessor or any other party. Without limiting the generality of the foregoing, Lessor shall pay prior to delinquency all sums due and owing under any encumbrance on the fee interest in the Premises, and shall perform in a timely fashion all covenants and obligations on Lessor’s part to be performed under any such encumbrances. In the event Lessor fails to pay sums due or perform such covenants and obligations under such encumbrances, Lessee shall be entitled, upon no less than ten (10) days written notice to Lessor, to pay any such sums, perform any such covenants or obligations or cure any defaults under such encumbrances and offset any sums paid or expended in performance or curing with interest thereon at the rate of twelve percent (12%), against the rental owing hereunder. Lessor hereby warrants and certifies that as of the date hereof there are no defaults, or events which with the passage of time or the giving of notice of both would become defaults, under any encumbrances on the fee interest in the Premises.

6.	Use. Lessee shall have the right to use the Premises for any lawful purpose, in accordance with all present and future zoning laws, rules and regulations of governmental authorities having jurisdiction thereof, and subject to all covenants, easements and rights-of-way of record, if any, which are presently in existence and irrespective of whether the same are being contested by Lessee.

7.	Condition of Premises; Utilities.
7.1	Lessee hereby accepts the Premises in an “as is” condition, existing as of the date of the execution hereof, subject to all applicable zoning, municipal, county and state ordinances and regulations covering and regulating the use of the Premises, and accepts this Lease subject thereto and to all matters disclosed thereby. Lessee acknowledges that neither Lessor nor Lessor’s agent has made any representation or warranty as to the suitability of the Premises for the conduct of any type of business.

7.2	Lessee shall pay for all water, sewer, gas, heat, light, power, steam, telephone, or other utilities and services supplied to the Premises, together with any taxes thereon.
8.	Repairs, Governmental Regulations and Waste.
8.1	Lessee shall keep the Premises as improved and every part thereof, structural or non-structural, in good order, condition and repair, whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises, including without limiting the generality of the foregoing, all plumbing, heating, air conditioning, ventilating, electrical lighting facilities and equipment from time to time within the Premises, fixtures, walls (interior and exterior), floors, windows, doors, plate glass and sky lights located within the Premises, and all landscaping, driveways, parking lots, fences and signs located on the Premises, and sidewalks adjacent to the Premises. The foregoing provisions shall not, however, be construed to limit the right of Lessee to make alterations, additions or improvements to the Premises as provided in Paragraph 9 hereof.

8.2	Upon the termination of this Lease, except to the extent provided otherwise (in Paragraphs 7, 9, 10, and 16 hereof), Lessee shall surrender the Premises to Lessor in the same condition as when received, ordinary wear and tear excepted. Lessee shall repair any damage to the Premises occasioned by the removal of Lessee’s trade fixtures, furnishings and equipment; which repairs shall include the patching and filling of holes and repair of structural damage. Lessee shall, at Lessee’s sole cost and expense comply promptly with all applicable statutes, ordinances, rules, regulations and restrictions of record, if any, and requirements in effect during the term of this Lease regulating the use by Lessee of the Premises. Lessee agrees and acknowledges that it has inspected the Premises and has made all necessary investigations and inquiries with respect to compliance by Lessor with all applicable current municipal, county and state statutes, ordinances, rules and regulations and assumes full responsibility for compliance therewith.

8.3	If Lessee fails to perform Lessee’s obligations under this Paragraph 8, Lessor may, at its option (but shall not be required to), enter upon the Premises after thirty (30) days prior written notice to Lessee of the specific failures of Lessee under this Paragraph 8, and provided that Lessee has not theretofore cured such failures or, in the case of any such failure which cannot be cured within said 30-day period, commenced to cure the same and thereafter is diligently prosecuting such curing), put the same in good order, condition and repair, and the cost thereof, together with interest thereon at the rate of twelve (12%) percent per annum, shall become due and payable as additional rental to Lessor together with Lessee’s next rental installment.

8.4	Except for the obligations of Lessor under Paragraph 10 (Damage or Destruction) and Paragraph 16 (Eminent Domain), it is intended by the parties hereto that Lessor shall have no obligation in any manner whatsoever to repair and maintain the Premises, nor any buildings or improvements located thereon, nor the equipment therein, whether structural or nonstructural, all of which obligations are those of Lessee under this paragraph. Lessee expressly waives the benefit of any statute now or hereafter in effect which would otherwise afford Lessee the right to make repairs at Lessor’s expense, or to terminate this Lease because of Lessor’s failure to keep the Premises in good order, condition and repair.

8.5	Lessee shall have the right to contest by appropriate judicial or administrative proceedings, without cost or expense to Lessor, the validity or application of any law, ordinance, order, rule, regulation or requirement (hereinafter called “law”) that Lessee repair, maintain, alter or replace the improvements on the Premises in whole or in part or that would affect Lessee’s use of the Premises. In the event that any such contest is finally determined in a manner adverse to Lessee, Lessee shall either undertake such repairs, maintenance, alterations or replacements to or of the Premises as is required by such law or modify its use of the Premises as is required by such law.

9.	Improvements, Changes, Alterations, Demolition and Replacement by Lessee.
9.1	At any time and from time to time during the term of this Lease, Lessee shall have the right but not the obligation to make alterations, additions or improvements to the Premises, provided that Lessee is not then in default under any Condition or provision of this Lease and that the Premises following the work are at least equal in value to the Premises as they were before such alterations, additions or improvements were made,

9.2	Any work referred to in Subparagraph 9.1 above shall be undertaken in all cases subject to the following additional conditions which Lessee covenants to observe and perform:
9.2.1	No such work shall be undertaken until Lessee shall have procured and paid for, so far as the same may be required from time to time, all municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction, and Lessor agrees to join in the application for such permits or authorizations and in all other ways cooperate with Lessee in obtaining such permits and authorizations whenever such action is necessary (provided that Lessee shall reimburse Lessor for any expenses incurred by Lessor, in connection therewith).

9.2.2	All improvements, additions and alterations, when completed, shall be of such a character that the value of the buildings and improvements on the Premises immediately after any such improvement, addition or alteration shall be equal to or greater than the value of any buildings and improvement, addition or alteration.

9.2.3	Lessee shall protect the adjacent property against damage resulting from the performance of any work and shall indemnify and hold Lessor harmless against all liens or liability in any way arising out of the performance of the work or the furnishing of labor, services, materials, supplies, equipment or power in connection therewith.

9.2.4	No prior written notice of Lessee’s intent to begin work is required, but Lessor shall have the right upon ten (10) days written notice to require copies of all government permits, drawings, specifications and inspection reports pertaining to any work undertaken by Lessee.

9.2.5	All work done in connection with any improvement, addition or alteration shall be done promptly and in a good and workmanlike manner and in compliance with all laws, ordinances, orders, rules, regulations and requirements of all Federal, state and municipal governments and the appropriate departments, commissions, boards and officers thereof. All such work shall be at the sole expense of Lessee and, upon completion thereof, shall be free and clear of all liens and encumbrances of any nature whatsoever, including mechanics’ liens except for any Leasehold mortgage obtained by Lessee for purposes of obtaining construction financing. The work with respect to any improvement, addition or alteration shall be prosecuted with reasonable dispatch, unavoidable delays (as hereinafter defined) excepted.

9.2.6	In addition to the insurance coverage referred to in Paragraph 13 below, workmen’s compensation insurance covering all persons employed in connection with the work and with respect to whom death or injury claims could be asserted against Lessor, Lessee or the Premises, shall be maintained by Lessee, at Lessee’s sole cost and expense, at all times when and work is in process in connection with any improvement, addition or: alteration. All such insurance shall be obtained and kept in force as otherwise provided in Paragraph 13 below.
9.3	Lessor shall from time to time during the term of this Lease execute and deliver all applications for permits, licenses or other authorizations relating to the use and occupancy of the Premises required by any municipal, county, state or Federal authorities, or required In connection with any repair or alteration of any buildings or improvements now or hereafter located on the Premises. Lessor will from time to time during the term of this Lease execute, acknowledge and deliver any and all instruments required to grant rights-of-way and easements in favor of municipal and other governmental authorities or public utility companies incident to the installation of water lines, fire hydrants, sewers, electricity, telephone, gas, steam and other facilities and utilities reasonably required for the use and occupancy of the Premises. Lessee shall reimburse Lessor for any expenses reasonably so incurred.

9.4	All alterations, improvements, additions and installations, which may be made to the Premises, shall be owned by Lessee during the term of this Lease and shall, upon the termination of this Lease, become the property of Lessor without compensation to Lessee and remain upon and be surrendered with the Premises. In such event, Lessor shall take such alterations, improvements, additions and installations, free and clear of all claims to or against the same by Lessee or any third person (except for any claims created or consented to by Lessor or otherwise arising from actions taken by Lessor), and Lessee shall defend and indemnify Lessor against all liability and loss arising from such claims. The foregoing provisions shall not apply to any alterations, improvements, additions or installations made by Lessee or any sublessee which can be removed without substantial and unrepairable damage to the Premises, and which Lessee or any sublessee elects to remove upon the termination of this Lease, provided that Lessee or any sublessee promptly repairs, at its sole cost and expense, all damage to the remaining improvements on the Premises caused by such removal, and provided further, that the value of the improvements remaining on the Premises following such removal are substantially equal to what the value of the improvements existing on the Premises at the time of the execution of this Lease, would have been if the same had remained on the Premises at the time of termination of this Lease, assuming no alterations and additions thereto and only normal wear and tear since the date of execution of this Lease.

9.5	On completion of any work of alteration, addition or improvement by Lessee, or sublessee, Lessee shall maintain and make available to Lessor upon Lessor’s request “as built” drawings accurately reflecting all such work.
10.	Damage or Destruction.
10.1	No loss or damage by fire or other cause required to be insured against by Lessee hereunder, resulting in either partial or total destruction of any building or improvement on the Premises, shall, except as otherwise provided herein, operate to terminate this Lease, or to relieve or discharge Lessee from the performance and observance of any of the agreements, covenants and conditions herein contained on the part of Lessee to be performed and observed. Without limiting the generality of the foregoing, Lessee shall not be relieved from its obligation to pay rent hereunder on the event of such damage or destruction, unless Lessee shall elect to terminate this Lease as provided below.

10.2	If any buildings or improvements located on the Premises, or any fixture, equipment or machinery used or intended to be used in connection with the Premises, at any time during the term of this Lease shall be damaged or destroyed by fire or other cause and Lessee does not terminate this Lease pursuant to Subparagraph 10.3 below, then Lessee may, at its option, elect to exercise the option to purchase the Premises contained in Paragraph 28 hereof (irrespective of the year of the Lease Term in which such damage or destruction occurs) or instead may elect to repair, reconstruct or replace such buildings or improvements and such fixtures, equipment and machinery to a condition substantially similar to their condition immediately prior to such destruction, in which case such work shall be carried out with all reasonable diligence. All such repair, reconstruction or replacement shall be at the sole cost and expense of Lessee and, upon completion thereof, shall be (subject to the provisions relative to financing by Lessee hereof) free and clear of all liens and encumbrances of any nature whatsoever, including mechanics’ liens.

10.3	If (i) any buildings or improvements hereafter located on the Premises are totally destroyed, or are partially destroyed or damaged and the cost to repair or reconstruct the Premises exceeds twenty percent (20%) of the replacement value of the Premises (“replacement value” as used herein shall mean the actual cost of replacing the entire Premises), or (ii) the then existing laws do not permit the repair, reconstruction or replacement of such buildings and improvements, or (iii) such total or partial destruction occurs during the last five (5) years of the term of this Lease, then, in any of such events, Lessee may, at its option, elect to repair, reconstruct or replace such buildings or improvements, or elect to terminate this Lease by giving Lessor notice thereof within ninety (90) days after such total or substantial destruction, or elect to exercise the option to purchase the Premises contained in Paragraph 28 hereof (irrespective of the year of the Lease Term in which such damage or destruction occurs). If Lessee elects to terminate this Lease, then, upon Lessor’s written request made upon Lessee within ninety (90) days after Lessor’s receipt of Lessee’s notice of election to terminate, Lessee shall deliver the Premises to Lessor after, at Lessee’s option, either (i) promptly demolishing any remaining portion of the Building in its Shell Condition as well as all improvements located on the Premises, leaving the Premises clear of all debris and graded to the level of surrounding sidewalks and/or streets, whereupon this Lease shall terminate; or (ii) promptly restoring the Premises to the condition thereof as of January 1, 1994 but with the right to remove improvements and fixtures as described in this Restated Lease, normal wear and tear excepted, whereupon this Lease shall terminate. Should Lessor and Lessee for any reason disagree as to whether any destruction of such buildings or improvements is sufficient to entitle Lessee to terminate this Lease under this paragraph, the matter shall be determined by arbitration in the manner provided in Paragraph 30 hereof.

10.4	In the event that Lessee elects or becomes obligated under this Paragraph 10 to restore the Premises, Lessee at its cost shall cause to be prepared final plans and specifications and working drawings complying with applicable laws as necessary for restoration of the Premises. The plans and specifications and working drawings must be approved by Lessor, provided that Lessor shall not unreasonably withhold its approval thereof. Lessor shall have thirty (30) days after receipt of the plans and specifications and working drawings to either approve or disapprove the plans and specifications and working drawings and return them to Lessee. If Lessor disapproves the plans and specifications and working drawings, Lessor shall notify Lessee of its objections and Lessor’s proposed solution to each objection. In the event of any disagreement between the parties as to whether Lessor’s disapproval is reasonable, the matter will be settled in the same manner as provided in Paragraph 30 hereof. Lessee acknowledges that the plans and specifications and working drawings shall be subject to approval of the appropriate governmental bodies and that they will be prepared in such a manner as to obtain that approval.

The work of restoration shall be accomplished subject to the conditions set forth in Subparagraph 9.2 hereof, and otherwise shall be accomplished as follows:
10.4.1	Lessee shall undertake and complete the restoration with due diligence, subject to unavoidable delays as defined in Paragraph 31 hereof;

10.4.2	Lessee shall perform the work itself or retain a licensed contractor. Lessee or such contractor shall be required to carry public liability and property damage insurance, standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, during the period of construction in accordance with Paragraph 13. Such insurance shall contain a waiver of subrogation clause in favor of Lessor and Lessee in accordance with the provisions of Subparagraph 13.3;

10.4.3	Lessee shall notify Lessor of the date of commencement of the restoration not later than ten (10) days before commencement of the restoration to enable Lessor to post and record notices of nonresponsibility. Lessee may elect at its option to obtain a performance and payment bond covering the contractor performing the work of restoration; provided that if Lessee does elect to obtain a bond, Lessor shall be named as an additional obligee and a copy of such bond shall be delivered to Lessor;

10.4.4	On completion of the restoration Lessee shall immediately record a notice of completion in the county in which the Premises are located;
10.5	If this Lease is cancelled or terminated under any of the provisions of this Paragraph 10 following any destruction all of the insurance proceeds paid on account of such destruction, less any portion thereof used by Lessee in demolishing any remaining improvements and clearing or restoring the Premises pursuant to Paragraph 10.3, under any of the hazard insurance policies which Lessee is obligated to maintain and keep in full force and effect during the term of this Lease under the provisions of Paragraph 13, shall belong to Lessor, and Lessee shall have no right, title or interest therein; provided, however, that if Lessee has exercised the option to purchase the Premises contained in Paragraph 28 hereof or if Lessee has elected to restore the Premises pursuant to Subparagraphs 10.3 or 10.4 hereof, then all such proceeds shall belong to Lessee and Lessor shall have no right, title or interest therein.
11.	Assignment and Subletting.
11.1	Lessee shall not have the right to assign or otherwise transfer Lessee’s interest in this Lease and the estate created by this Lease without Lessor’s prior written consent, which consent will not be unreasonably withheld, provided that any such assignment consented to by Lessor shall comply with the following conditions:
11.1.1	Lessee shall give Lessor not less than fifteen (15) days’ prior written notice of the proposed assignment;

11.1.2	The proposed assignee shall, in recordable form, expressly assume all the covenants and conditions of this Lease;

11.1.3	Lessee shall deliver to Lessor within ten (10) days after the execution and delivery of such assignment, a true and correct manually signed copy of the assignment;

11.1.4	Any such assignment shall not in any way affect or limit the liability of Lessee under the terms of this Lease, even if such assignment alters the primary liability of Lessee to pay rent and to perform all other obligations to be performed by Lessee hereunder; provided, however, that Lessee shall be relieved of any obligation under this Lease to the extent that such obligation arises out of any amendment or modification of this Lease between Lessor and Lessee’s assignee or any subsequent assignee made without the written consent of Lessee thereto. The acceptance of rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. In the event of default by any assignee of Lessee, or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said successor Lessee.
Notwithstanding the foregoing, Lessee shall have the right at any time to assign or otherwise transfer its interest in this Lease and the estate created by this Lease without Lessor’s prior consent to a partnership or corporate subsidiary controlled by Lessee, an entity that controls Lessee, or to an entity that is controlled by an entity which also controls Lessee. “Control” as used in this Paragraph 11 shall mean ownership of fifty (50%) percent or more of the voting stock or rights.

11.2	Lessee shall have the right (without any prior approval or consent by Lessor being required), in the regular and ordinary course of maintaining and operating the buildings and improvements now or hereafter located on the Premises, to sublease any offices, spaces or related facilities in the buildings and improvements on the Premises for any use permitted by Paragraph 6 hereof; provided, however, that each such sublease shall be subject to the terms, covenants and conditions of this Lease and the rights of Lessor hereunder.
12.	Mortgage of Leasehold.
12.1	Subject to the provisions of this paragraph, Lessee shall have the right to encumber the leasehold estate created by this Lease by one or more mortgages, deeds of trust or other security instruments, including, without limitation, assignments of the rents, issues and profits from the Premises, to secure repayment of any loans, and associated obligations, made to Lessee for the purpose of interim and long-term financing or refinancing of the construction of new buildings and improvements to the Premises.

12.2	As used herein, “Leasehold Mortgage” shall mean any mortgage, deed of trust or other security instrument, including, without limitation, an assignment of the rents, issues and profits from the Premises, which constitutes a lien on the leasehold estate created by this Lease and “Lender” shall mean an owner and holder of a Leasehold Mortgage.

12.3	During the continuance of any Leasehold Mortgage and until such time as the lien of any Leasehold Mortgage has been extinguished:
12.3.1	Lessor shall not agree to any mutual termination nor accept any surrender of this Lease, nor shall Lessor consent to any amendment or modification of this Lease, without the prior written consent of any Lender.

12.3.2	Notwithstanding any default by Lessee in the performance or observance of any agreement, covenant or condition of this Lease on the part of Lessee to be performed or observed, Lessor shall have no right to terminate this Lease unless an event of default shall have occurred and be continuing, Lessor shall have given any Lender written notice of such event of default, and such Lender shall have failed to remedy such default or acquire Lessee’s leasehold estate created hereby or commence foreclosure or other appropriate proceedings in the nature thereof, all as set forth in and within the time specified by this Paragraph 12.

12.3.3	Any Lender shall have the right, but not the obligation, at any time prior to termination of this Lease and without payment of any penalty, to pay all of the rents due hereunder, to effect any insurance, to pay any taxes and assessments, to make any repairs and improvements, to do any other act or thing required of Lessee hereunder, and to do any act or thing which may be necessary and proper to be done in the performance and observance of the agreements, covenants and conditions hereof to prevent termination of this Lease. All payments so made and all things so done and performed by any Lender shall be as effective to prevent a termination of this Lease as the payments would have been if made, done and performed by Lessee instead of by such Lender.

12.3.4	Should any event of default under this Lease occur, any Lender shall have sixty (60) days after receipt of notice from Lessor setting forth the nature of such event of default, and, if the default is such that possession of the Premises may be reasonably necessary to remedy the default, a reasonable time after the expiration of such sixty (60) day period, within which to remedy such default, provided that (A) the Lender shall have fully cured by default in the payment of any monetary obligations of Lessee under this Lease within such sixty (60) day period and shall continue to pay currently such monetary obligations as and when the same are due and (B) the Lender shall have acquired Lessee’s leasehold estate created hereby or commenced foreclosure or other appropriate proceedings in the nature thereof within such period, or prior thereto, and is diligently prosecuting any such proceedings. All right of Lessor to terminate this Lease as the result of the occurrence of any such event of default shall be subject to, and conditioned upon, Lessor having first given any Lender written notice of such event of default and such Lender having failed to remedy such default or acquire Lessee’s leasehold estate created hereby or commence foreclosure or other appropriate proceedings in the nature thereof as set forth in and within the time specified by this Paragraph.

12.3.5	Any event of default under this Lease which in the nature thereof cannot be remedied by a Lender shall be deemed to be remedied if: (A) within sixty (60) days after receiving written notice from Lessor setting forth the nature of such event of default, or prior thereto, the Lender shall have acquired Lessee’s leasehold estate created hereby or shall have commenced foreclosure or other appropriate Proceedings in the nature thereof, (B) the Lender shall diligently prosecute any such proceedings to completion, and (C) the” Lender shall have fully cured any default in the payment of any monetary obligations of Lessee hereunder which do not require possession of the Premises within such sixty (60) day period and shall thereafter continue to faithfully perform all such monetary obligations which do not require possession of the Premises, and (D) after gaining possession of the Premises the Lender performs all other obligations of Lessee hereunder as and when the same are due.

12.3.6	If a Lender is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction of any bankruptcy or insolvency proceeding involving Lessee from commencing or prosecuting or foreclosure or other appropriate proceedings in the nature thereof, the times specified in Subparagraphs 12.3.4 and 12.3.5 above for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition; provided that the Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under this Lease and shall continue to pay currently such monetary obligations as and when the same fall due.

12.3.7	Lessor shall mail or deliver to any Lender a duplicate copy of any and all notices which Lessor may from time to time give to or serve upon Lessee pursuant to the provisions of this Lease, and such copy shall be mailed or delivered to such Lender simultaneously with the mailing or delivery of the same to Lessee. No notice by Lessor to Lessee hereunder shall be deemed to have been given unless and until a copy thereof shall have been mailed or delivered to all Lenders as herein set forth.

12.3.8	Notwithstanding any restriction on the Lessee’s right to assign this Lease under Subparagraph 11.1 above, foreclosure of a Leasehold Mortgage, or any sale thereunder, whether by judicial proceedings or by virtue of any power contained in the Leasehold Mortgage, or any conveyance of the leasehold estate created hereby from Lessee to a Lender through, or in lieu of, foreclosure or other appropriate proceedings in the nature thereof shall not require the consent or approval of Lessor or constitute a breach of any provision of or a default under this Lease, and upon such foreclosure, sale or conveyance Lessor shall recognize the Lender, or any other foreclosure sale purchaser, as Lessee hereunder. In the event the Lender becomes Lessee under this Lease or any new lease obtained pursuant to Subparagraph 12.3.9 below, or in the event the leasehold estate hereunder is purchased by any other party at a foreclosure sale, the Lender, or such other foreclosure sale purchaser, shall be personally liable for the obligations of Lessee under this Lease or such new lease only for the period of time that the Lender or such other foreclosure sale purchaser remains lessee thereunder, and the lender’s or such foreclosure sale purchaser’s right thereafter to assign this Lease or such new lease shall not be subject to any restriction. In the event the Lender subsequently assigns or transfers its interest under this Lease after acquiring the same by foreclosure or deed in lieu of foreclosure or subsequently assigns or transfers its interest under any new lease obtained pursuant to Subparagraph 12.3.9, and in connection with any such assignment or transfer the Lender takes back a mortgage or deed of trust encumbering such leasehold interest to secure a portion of the purchase price given to the Lender for such assignment of transfer, then such mortgage or deed or trust shall be considered a Leasehold Mortgage as contemplated under this Paragraph and the Lender shall be entitled to receive the benefit of and enforce the provisions of this Paragraph and any other provisions of this Lease intended for. the benefit of the holder of a Leasehold Mortgage.

12.3.9	Should Lessor terminate this Lease by reason of any default by Lease hereunder, Lessor shall, upon written request by any Lender given within sixty (60) days after such termination, immediately execute and deliver a new lease of the Premises to such Lender, or its nominee, purchaser, assignee or transferee, for the remainder of the term of this Lease with the same agreements, covenants and conditions (except for any requirements which have been fulfilled by Lease prior to termination) as are contained herein and with priority equal to that hereof; provided, however, that the Lender shall promptly cure any default of Lessee susceptible to cure by Lender, and provided further that if more than one Lender requests such new lease, the Lender holding the most senior Leasehold Mortgage shall prevail. Upon execution and delivery of such new lease, Lessor, at the expense of the new lessee, shall take such action as shall be necessary to cancel and discharge this Lease and to remove Lessee named herein from the Premises.
12.4	At all times herein stated Lessor’s fee title to the Premises shall not be encumbered or affected in any manner directly or indirectly by Lessee’s encumbrancing of the leasehold estate created by this Lease, and the rights of any Lender of Lessee hereunder in and to the Premises, including without limitation, any right to receive rents, issues and profits therefrom, shall at no time be greater than the rights of Lessee hereunder.
13.	Fire and Extended Coverage and Liability Insurance.
13.1	Lessee agrees, at Lessee’s sole cost and expense, to keep all buildings and improvements on the Premises insured at all times throughout the term of this Lease (including any period or periods of time during which any building is in the course of demolition, remodeling, or construction) against loss or damage by fire and such other hazards as are embraced by the standard extended coverage endorsement “all risks” approved for use in the State of Oregon in an amount not less than ninety percent (90%) (excluding foundations) of the actual replacement cost of the buildings or improvements, provided such insurance is ordinarily and customarily available.

13.2	Lessee agrees to and shall at its own cost and expense procure and maintain during the entire term of the Lease comprehensive general liability insurance covering the Premises with combined single limits of not less than Five Million Dollars ($5,000,000.00) for bodily injury and property damage liability.

13.3	Lessee hereby expressly waives on behalf of its insurers hereunder any right of subrogation against Lessor, and Lessor likewise waives on behalf of its insurers any right of subrogation against Lessee, which any such insurers may have against Lessor or Lessee by reason of any claim, liability, loss, or expense arising under this Lease. The foregoing mutual waivers of subrogation are conditioned upon such waivers being available from the insurers of each party without the payment of additional insurance premiums.

13.4	All insurance provided for in this paragraph shall be effected under valid and enforceable policies issued by insurers of recognized responsibility authorized to do business in the State of Oregon and shall name Lessor as an additional insured. A certificate of each insurance policy shall be provided to Lessor upon commencement of the term of this Lease, upon request, and upon the renewal of each policy. Insurance required hereunder shall be in companies holding a General Policyholders’ rating of B Plus or better as set forth in the most current issue of “Best Insurance Guide.”

13.5	All policies of fire and hazard insurance required hereunder shall also be payable to any Lender as the interest of such lender may appear, pursuant to a standard mortgage clause, and the Lender shall be entitled to participate in the settlement or adjustment of any losses covered by such policies of insurance. Provided, however, that the Lender’s rights hereunder shall in no event be greater than Lessee’s rights hereunder. All such policies issued by the respective insurers shall contain an agreement by the insurers that such policies shall not be canceled or modified to reduce or eliminate coverage or insured risks without at least thirty (30) days’ prior written notice to Lessor and Lender.

13.6	Nothing in this Lease shall prevent Lessee from taking out insurance of the kind and in the amount provided for in this Paragraph under a blanket insurance policy or policies which can cover other properties as well as the Premises.

13.7	All amounts that shall be received under any insurance policy specified in Subparagraph 13.1 shall, if the Premises are to be repaired or reconstructed pursuant to the provisions of Paragraph 10 hereof, be first applied to the payment of the cost of repair, reconstruction or replacement of any buildings or improvements, or furniture, fixtures, equipment and machinery, that is damaged or destroyed. Any amount remaining from the proceeds of any such insurance funds, after the repairing, reconstructing and replacing of any buildings or improvements, or furniture, fixtures, equipment and machinery, as herein required, shall be immediately paid to and be the sole property of Lessee.

If said insurance proceeds shall be insufficient in amount to cover the cost of repairing, reconstructing or replacing any buildings or improvements, or furniture, fixtures, equipment and machinery, as herein required, and if this Lease is not terminated pursuant to Paragraph 10 above, then Lessee shall promptly pay any deficiency.
14.	Construction and Other Liens. Lessee hereby covenants to keep the Premises free and clear of any and all construction and other liens for work or labor done, services performed or materials used in or about the Premises for or in connection with any operations of Lessee, any alterations, improvements, repairs or additions which Lessee may make or permit or cause to be made, or any work or construction by, for or permitted by Lessee on or about the Premises.

15.	Right to Contest; Indemnity.
15.1	Lessee shall have the right to contest the amount or validity of any lien of the nature of any tax, assessment, charge or other item to be paid by Lessee under Paragraph 4 hereof by giving Lessor written notice of Lessee’s intention to do so within twenty (20) days after the recording of such lien or at least ten (10) days prior to the delinquency of such tax, assessment, charge or other item, as the case may be. In any such case Lessee shall not be in default hereunder, and Lessor shall not satisfy and discharge such lien nor pay such tax, assessment, charge or other item, as the case may be, until ten (10) days after the final determination of the amount of validity thereof, within which time Lessee shall satisfy and discharge such lien or pay such tax, assessment, charge or other item to the extent held valid and all penalties, interest and costs in connection therewith; provided, however, that the satisfaction and discharge or any such lien shall not, in any case be delayed until execution is had upon any judgment rendered thereon, nor shall the payment of any such tax, assessment, charge or other item, together with penalties, interest and costs, in any case be delayed until sale is made or threatened to be made of the whole or any part of the Premises on account thereof. In the event of any such contest, Lessee shall protect and indemnify Lessor against all loss, cost, expense and damage resulting therefrom. Lessor shall not be required to join in any proceeding to contest the amount or validity of any such lien, tax, assessment, charge or other item, except that if any law shall require that such proceeding be brought by or in the name of Lessor, Lessor agrees to join in any such proceeding, or permit the same to be brought in its name; and Lessee covenants to indemnify and hold harmless Lessor from any costs or expenses in connection therewith. Provided the same shall be without cost or expense to Lessor, Lessor agrees that it will cooperate with Lessee in any such proceeding. Lessee shall be entitled to any refund or any tax, assessment, charge or other item, and any penalties or interest thereon, which shall have been paid by Lessee, or paid by Lessor and reimbursed by Lessee.

15.2	Lessor shall not be liable, responsible or in any wise accountable for any loss, injury, death or carnage to persons or property from whatever cause, whether in or on the Premises, or in any way connected with the premises or with the buildings and improvements or personal property therein or thereon, including any liability for injury or death to the person or damage to or loss of property of Lessee, its agents, officers, servants, or employees. Lessee agrees to indemnify Lessor, its officers, employees, and agents, and hold them harmless from any and all liability, loss, costs, or obligations on account of, or arising out of, any such loss, injury, death or damage, however occurring. Lessee, its agent, officers, servants, and employees shall assume all risks of injury or death of person or persons, or damage to or loss of any and all property of Lessee and any and all property under the control or custody of the Lessee while upon the Premises or damage to or loss of any and all property stored on the Premises, and Lessee hereby agrees that Lessor shall not be liable for injury to Lessee’s business, or any loss of income therefrom, or for damage to the goods, wares, merchandise, or other property of Lessee, Lessee’s employees, invitees, customers, or any other person in or about the Premises.
16.	Eminent Domain.
16.1	If, during the term of this Lease, the entire Premises shall be taken as a result of the exercise of the right of eminent domain, or if less than the entire Premises shall be taken, but it shall have been agreed, or determined by arbitration pursuant to Paragraph 30, that the buildings and improvements on the Premises cannot at a reasonable expense be repaired, restored, or replaced to an economically profitable unit, this Lease may at the option of Lessee be terminated on the date of such taking, and the rights of the Lessor and Lessee in and to the award or awards upon any such taking shall be determined in accordance with Subparagraph 16.3 hereof. As used in this Paragraph 16, the terms “taken” or “taking” shall mean an acquisition and/or damaging, including severance damage, by eminent domain, or by inverse condemnation, or by deed or transfer in lieu thereof, or for any public or quasi-public use under any statute or law; and the taking shall be considered to take place as of the earlier of (i) the date actual physical possession is taken by the condemnor; or (ii) the date on which title vests in the condemnor.

16.2	If less than the entire Premises shall be taken and it shall have been agreed, or determined by arbitration pursuant to Paragraph 30, that the buildings and improvements can be repaired, restored, or replaced to an economically profitable unit, this Lease shall not terminate but shall continue in full force and effect for the remainder of the term, subject to the provisions hereof. The rights of the Lessor and Lessee in and to the award or awards upon any such taking shall be determined in accordance with Subparagraph 16.23 hereof. Lessee shall restore, repair, and replace that portion of the Premises not so taken. For the balance of the term of this Lease, the rent payable by Lessee shall be equitably reduced by agreement of Lessor and Lessee in accordance with the reduced economic return to Lessee, if any, which will occur by reason of such taking and if the parties are unable to agree on the amount, if any, by which the rent should be reduced, such amount, if any, shall be determined by arbitration pursuant to Paragraph 30

16.3	The rights of Lessor and Lessee in and to any award or awards upon any such taking shall be determined as follows:

16.3.1	Entire taking: In the event of any taking of the nature covered by Subparagraph 16.1 above, all compensation and damages for the taking shall be paid in accordance with the following priorities:

(A) Lessee shall receive the value of the leasehold estate under this Lease plus the unamortized value of any improvements or alterations made by Lessee upon the Premises; and

(B) Lessor shall receive the balance of such compensation or damages.

16.3.2	Partial taking: In the event of any taking of the nature covered by Subparagraph 16.2 above, all compensation and damages therefor shall be applied first to the restoration, repair and replacement of the Premises by Lessee pursuant to this Paragraph 16, and the remainder thereof shall be divided between Lessor and Lessee in the manner provided by Subparagraph 16.3.1 above.
16.4	If the Premises or any portion thereof or any buildings or improvements thereon should be taken for governmental occupancy for a limited period, this Lease shall not terminate and Lessee shall continue to perform and observe all of its obligations hereunder as though such taking had not occurred including covenants for payment of rent and other charges, except only to the extent that it may be prevented from performing such obligations by reason of such taking. In such event, Lessee shall be entitled to receive the entire amount of any awards, compensation and damages made for such taking, and Lessor hereby assigns such awards, compensation and damages to Lessee to the extent that the governmental occupancy does not extend beyond the expiration of the term hereof.

16.5	Lessor, Lessee and any Lender shall all have the right to participate in any settlement of awards, compensation and damages and may contest any such awards, compensation and damages and prosecute appeals therefrom. Any Lender shall be entitled to notice form both Lessee and Lessor with regard to any condemnation action, threat thereof, or settlement proceedings.

16.6	Notwithstanding the foregoing, in the event of any taking of the nature covered by Subparagraph 16.1 or 16.2 above during the term hereof Lessee shall have the right exercisable by written notice given not less than thirty (30) days prior to the time when title to the Premises vests in the condemning authority to exercise the option to purchase pursuant to Paragraph 28 below and, provided said purchase is pursued diligently to completion, any and all awards; compensation and damages payable for or on account of the Premises shall be payable to and by the sole property of Lessee.
17.	Lessor’s Right of Inspection. Lessor may, at any reasonable time and from time to time during the term hereof, enter upon the Premises for the purpose of inspecting the buildings or improvements hereafter located thereon and for such other purposes as may be necessary or proper for the reasonable protection of its interests, subject, however, to

Lessee’s reasonable requirements regarding security on the Premises and the confidentiality or the business affairs of Lessee and its subtenants and other occupants of the Premises.

18.	Lessee’s Defaults and Lessor’s Remedies. If (a) default shall be made by Lessee in the payment when due of any rent or other moneys due hereunder and shall continue for a period of ten (10) days after written notice thereof to Lessee; (b) default shall be made by Lessee in the performance or observance of any of the other agreements, covenants or conditions of this Lease on the part of Lessee to be performed and observed and such default shall continue for a period of thirty (30) days after written notice thereof to Lessee, or, in the case of a default which cannot be cured by the payment of money and cannot reasonably be cured within thirty (30) days, Lessee shall fail to commence curing thereof within said 30-day period and thereafter shall fail diligently to prosecute such cure to Completion; (c) Lessee shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of the Federal government or any state government or any subdivision of either now or hereafter in effect, make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises; (d) a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Lessee or of the whole or any substantial part of the Premises, and such order, judgment or decree shall not be vacated, set aside or stayed within ninety (90) days from the date of entry of such order, judgment or decree, or a stay thereof be thereafter set aside; or (e) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Lessee under any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation law or statute of the Federal government or any state government or any subdivision of either now or hereafter in effect, and such order judgment or decree shall not be vacated, set aside or stayed within ninety (90) days from the date of entry of such order, judgment or decree, or a stay thereof be thereafter set aside; then any such event shall constitute an event of default by Lessee. Upon the occurrence of any such event of default by Lessee, Lessor shall have the following rights and remedies, in addition to all other rights and remedies of Lesson provided hereunder or by law:
18.1	The right to terminate this Lease, in which event Lessee shall immediately surrender possession of the Premises, assign to Lessor its interest in any construction, architectural and other contracts relating to the Premises, and pay to Lessor all rent and all other amounts payable by Lessee hereunder to the date of such termination;

18.2	The right to recover the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided;

18.3	The right to collect, by suit or otherwise, each installment of rent or other sums that become due hereunder, or to enforce, by suit or otherwise, performance or observance of any agreement, covenant or condition hereof on the part of Lessee to be performed or observed; or

18.4	The right to cause a receiver to be appointed in any action against Lessee to take possession of the Premises or to collect the rents or profits therefrom. Neither appointment of such receiver nor any other action taken by Lessor shall constitute an election on they part or Lessor to terminate this Lease unless written notice of termination is given to Lessee.
19.	Failure of Lessee to Perform Required Acts. Subject to Lessee’s right of contest under this Restated Lease, if at any time during the term of this Lease, Lessee fails or neglects to do any of the things herein required to be done by Lessee, Lessor shall have the right, but not the obligation, to do the same, but at the cost of and for the account of Lessee. Provided, however, Lessor shall in no case take such action sooner than thirty (30) days after giving Lessee written notice of such failure, refusal, or neglect and allowing said period within which Lessee may commence a bona fide effort to cure the same. The amount of any money so expended by Lessor together with interest thereon at the rate of twelve percent (12%) per annum shall be repaid to Lessor immediately upon demand therefor and unless so paid shall be added to the next rental payment coming due hereunder.

20.	Nonwaiver. No waiver of any default under this Lease shall constitute or operate as a waiver of any subsequent default hereunder, and no delay, failure or omission in exercising or enforcing any right, privilege, or option under this Lease shall constitute a waiver, abandonment or relinquishment thereof or prohibit or prevent any election under or enforcement or exercise of any right, privilege or option hereunder. No waiver of any provision hereof by Lessor or Lessee shall be deemed to have been made unless and until such waiver shall have been reduced to writing and signed by Lessor or Lessee, as the case may be. The receipt by Lessor of rent with knowledge of any default under this Lease shall not constitute or operate as a waiver of such default.

21.	No Merger.
21.1	There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Premises by reason of the fact that the same person may on or hold (i) the leasehold estate created by this Lease or any interest in such leasehold estate and (ii) the fee estate in the Premises or any interest in such fee estate; and no merger shall occur unless and until Lessor, Lessee and any Lender shall join in a written instrument effecting such merger and shall duly record the same.

21.2	No termination of this Lease shall cause a merger of the estates of Lessor and Lessee, unless Lessor so elects, and any such termination shall, at the option of Lessor, either work a termination of any sublease in effect or act as an assignment to Lessor of Lessee’s interest in any such sublease.

22.	No Partnership. Nothing herein contained shall make or constitute Lessor, in any way or for any purpose, a partner of Lessee in the conduct of Lessee’s business, or otherwise, or a joint venturer or a member of a joint enterprise with Lessee.

23.	Covenants Run with Land.
23.1	The agreements, covenants and conditions contained herein are and shall be deemed to be covenants running with the land and the reversion and shall be binding upon and shall inure to the benefit of Lessor and Lessee and their respective successors and assigns and all subsequent Lessors and Lessees respectively hereunder.

23.2	All references in this Lease to “Lessee” or “Lessor” shall be deemed to refer to and include successors and assigns of Lessee or Lessor, respectively, without specific mention of such successors or assigns.
24.	Notices. Any notice or communication hereunder to Lessor, Lessee or any Lender shall be in writing and be mailed by first-class, certified mail, postage prepaid. Notices or communications shall be addressed as follows:

To Lessor: 5940 S.W. Terwilliger Blvd. Portland, OR 97201-2880

or such other address or addresses as Lessor shall from time to time designate by notice in writing to Lessee.

To Lessee: Kurt Widmer President Widmer Brothers Brewing Company 929 N. Russell Avenue Portland, Oregon 97227

or such other address or addresses as Lessee shall from time to time designate by notice in writing to Lessor.

Notices or Communications to any Lender shall be addressed to such Lender at such address as such Lender shall from time to time designate by notice in writing to Lessor. Any notice mailed in the manner above set forth shall be deemed to have been received on the third day after the date of mailing, unless returned to the sender by the post office.
25.	Limitation of Lessor’s Liability. The term “Lessor,” as used in this Lease, so far as covenants or obligations on the part of Lessor are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee or any lesser estate in the Premises, and in the event of any transfer of the title to such fee or lesser estate the Lessor herein named (and in the case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all personal liability for the performance of any covenants or obligations on the part of Lessor contained in this Lease thereafter to be performed; provided, however, that any funds in the hands of Lessor of the then transferor at the time of such transfer, in which Lessee has an interest, shall be turned over to the transferee and any amount then due and payable to Lessee by Lessor or the then transferor under any provision of this Lease shall be paid to Lessee; and provided, further, that upon any such transfer, the transferee shall expressly assume, subject to the limitations of this paragraph, all of the agreements, covenants and conditions in this Lease to be performed on the part of Lessor, it being intended hereby that the covenants and obligations contained in this Lease on the part of Lessor shall, subject as aforesaid, be binding on each Lessor, its successors and assigns, only during its period of ownership.

26.	Estoppel Certificates. Lessee or Lessor, as the case may be, shall execute, acknowledge and deliver to the other and/or to any Lender, promptly upon request, its certificate certifying (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (b) the dates, if any, to which all rental due hereunder has been paid, (c) whether there are then existing any charges, offsets or defenses against the enforcement by Lessor of any agreement, covenant or condition hereof on the part of Lessee to be performed or observed (and, if so, specifying the same), and (d) whether there are then existing any defaults by Lessee in the performance or observance by Lessee of any agreement, covenant or condition hereof on the part of Lessee to be performed or observed and whether any notice has been given to Lessee of any default which has not been cured (and, if so, specifying the same). Any such certificate may be relied upon by a prospective purchaser, mortgagee or trustee or beneficiary under a deed of trust of the Premises or any part thereof.

27.	Holding Over. This Lease shall terminate without further notice upon the expiration of the term specified, and any holding over by Lessee after the expiration of said term shall not constitute a renewal hereof or give Lessee any rights hereunder or in or to the Premises.

28.	Lessee’s Option to Purchase the Premises.
28.1	Lessor hereby grants to Lessee an exclusive and irrevocable option (the “Option”) to purchase the Premises, for the price and upon the terms and conditions specified herein, at any time during the term hereof, except the last twelve (12) months of the lease term or extension thereof. Lessee may exercise the Option by giving Lessor six (6) months’ written notice of exercise of the Option. Upon exercise of the Option and provided Lessee is not in default of any monetary obligation hereunder or otherwise in material default hereunder, Lessor shall be obligated to sell and convey to Lessee and Lessee shall be obligated to purchase from Lessor the Premises for a purchase price as determined by the method in Exhibit C attached hereto and incorporated herein, except the last twelve (12) months of the lease term or extension thereof.

28.2	The purchase and sale of the Premises shall be closed on or before 180 days after the date of the notice of intent to exercise the Option (“Closing Date”) regardless of whether the price is established. If the appraisal process is not complete within said time, the purchase price shall bear interest at the rate of twelve percent (12%) per annum from the Closing Date until paid. The Closing shall be through an escrow opened by Lessee with a title insurance company (“Title Company”) qualified to do business in the State of Oregon and located in the City of Portland and County of Multnomah. Prior to the Closing Date, Lessor and Lessee shall deposit in escrow with Title Company all documents and funds necessary to close the purchase and sale hereunder, together with escrow instructions consistent herewith. Lessor shall convey to Lessee, by statutory general warranty deed, fee simple title to the Premises (or such portion thereof as shall not have been taken by eminent domain in the event of such taking prior to the Closing Date), subject only to the lien of taxes, assessments or other charges payable by Lessee under this Lease, such matters as are set forth in Exhibit B hereto and such other matters as may be created, suffered to be created or consented to by Lessee (including without limitation, any subleases of space then in effect covering space in the building on the Premises), or by Lessor at Lessee’s request (evidence of such title to be an ALTA owner’s policy of title insurance), and shall assign to Lessee any eminent domain award with respect to the Premises or proceeds of insurance resulting from damage or destruction to the Premises which have not been previously paid to Lessor and to which Lessee is entitled under the provisions of this Lease.

28.3	The cost of the premium for the title insurance policy issued to Lessee on the Closing Date shall be paid by Lessee. Any transfer taxes payable with respect to the conveyance shall be paid by Lessor. Escrow fees shall be paid one-half (1/2) by Lessor and one-half (1/2) by Lessee. All other costs of closing escrow shall be borne in accordance with the custom then prevailing in the County of Multnomah. Lessee shall continue to pay rent and other charges as may be due hereunder to and including the date of the closing of escrow.

28.4	The option to purchase contained in this Paragraph 28 is personal to Lessee and may not be assigned separate and apart from the Lessee’s leasehold interest under this Lease.
29.	Lessee’s Right of First Refusal.
29.1	If at any time during the term of this Lease: (i) Lessor receives an offer from a third party to purchase its fee title to the Premises or any part thereof or interest therein, and Lessor desires to accept it; or (ii) if Lessor makes an offer to sell, transfer, or assign its fee title to the Premises or any part thereof or interest therein, then Lessor shall deliver to Lessee immediate notice of such offer, setting forth the name and address of the proposed purchaser or transferee, an amount of the proposed purchase price, and all other terms and conditions of such offer, and Lessee shall have the right of first refusal to purchase such fee title to the Premises or such part thereof or interest therein which is the subject of the offer by giving written notice to the Lessor, within thirty (30) days after receiving Lessor’s notice, except notice must be given no later than twelve (12) months before expiration of the lease term or any extension thereof, of Lessee’s intention to purchase said title at the same price and on the same terms of any such offer (Lessee shall pay the fair market cash value of any noncash terms of such an offer, and the purchase price to Lessee shall have deducted therefrom the amount of any brokerage commissions included in such offer). In the event that Lessee fails to notify Lessor within said thirty (30) day period of Lessee’s election to exercise its right of first refusal, or in the event Lessee notifies Lessor within said period that Lessee will not exercise its right of first refusal, Lessor may proceed to sell, transfer or assign its fee title or part thereof or interest therein to the third party within ninety (90) days after the expiration of such thirty (30) day period, but only on the same terms and conditions as were offered to Lessee, and any change in such terms and conditions shall be deemed to be a new offer and Lessee shall in such event not consummate any sale, assignment or other transfer to any third party but shall first submit the changed terms and conditions to Lessee for determination by Lessee in the manner provided above as to whether it will elect to exercise its right of first refusal on the changed terms and conditions. In the event that Lessee has elected not to exercise its right of first refusal and the sale or transfer of the Lessor’s interest in the Premises as described in the offer is not completed for any reason within the aforesaid ninety (90) day period, the Lessee shall have, upon the same conditions and notice, the continuing right of first refusal to purchase Lessor’s interest in the Premises upon the terms of any subsequent offer or offers, even though Lessee declined to exercise its right of first refusal with respect to any prior transaction. In the event that Lessee acquires Lessor’s interest in the Premises pursuant to the foregoing provisions, Lessor shall convey title to Lessee by a grant deed or instrument of assignment, as the case may be, in form for recording, the form of which shall be subject to reasonable approval by Lessee’s counsel. If the Lessee exercises said right of first refusal, all funds and documents shall be placed in escrow, and the transaction shall be consummated through said escrow within ninety (90) days after Lessee gives Lessor notice of the exercise of the right of first refusal. The parties agree that there will be no right of first refusal during the last twelve (12) months of any lease term.

29.2	Lessee shall continue to pay the rent and other charges, as required by the terms and provisions of this Lease to and including the date the escrow closes for the purchase of the real property.

29.3	Lessee agrees and acknowledges that if it elects to purchase the Premises pursuant to its right of first refusal, as herein provided, neither Lessor nor anyone acting for and on behalf of Lessor has made any representations, statements, or warranties concerning the physical condition of the Premises to be conveyed pursuant to the terms and conditions of this Paragraph 29.

30.	Arbitration. Whenever, under any provision of this Lease, arbitration is required, then:
30.1	Lessor and Lessee shall each appoint one (1) arbitrator within thirty (30) days after a written notice requesting arbitration shall have been given by one of them to the other, and written notice of appointment shall be given to the other party.

30.2	Said two (2) arbitrators shall, within thirty (30) days after the appointment of the last-appointed arbitrator, resolve the question or dispute before them in writing and notify Lessor and Lessee of the results thereof.

30.3	If said two (2) arbitrators cannot agree within said period, they shall, within a period of thirty (30) additional days, agree upon and appoint a third arbitrator.

30.4	Said three (3) arbitrators shall, within thirty (30) days after the appointment of the third arbitrator, remove the question or dispute before them in writing and notify Lessor and Lessee of the results thereof.

30.5	The decision of at least two (2) of said three (3) arbitrators, rendered in writing, shall be conclusive and binding upon Lessor and Lessee.

30.6	If either Lessor or Lessee fails to appoint an arbitrator within the time limited in Subparagraph 30.1 above, or if the two (2) arbitrators appointed by Lessor and Lessee fail to agree upon and appoint a third arbitrator, such second or third arbitrator (as the case maybe), shall be appointed by the presiding judge of the Circuit Court in and for the County of Multnomah upon application by either party. Except as provided hereunder, the arbitration shall proceed in accordance with the laws then in effect of the State of Oregon relating to arbitration.

30.7	Each of the parties hereto shall pay for the services of its appointees, attorneys and witnesses plus one-half (1/2) of the fee charged by the third arbitrator (if any) and one-half (1/2) of all other proper costs relating to arbitration.

30.8	All arbitrators appointed pursuant to this Paragraph 30 shall be real estate brokers of M.A.I. appraisers who are familiar with appraisal procedures and with commercial property values in the City of Portland and County of Multnomah.
31.	Unavoidable Delays Force Majeure. If either party shall be delayed or prevented from the performance of any act required by this Lease by reason of acts of God, strikes, lockouts, labor troubles, inability to secure materials, restrictive governmental laws or regulations, or other cause, without fault and beyond the reasonable control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay; and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that nothing in this paragraph shall excuse Lessee from the obligation to pay when due all rental and other monetary charges required of Lessee. The party delayed or prevented from the performance of any act as above described shall notify the other of such delay or prevention within fifteen (15) days of the inception thereof, and shall thereafter keep said party regularly informed of the status of such delay or prevention.

32.	Exchange. In the event Lessee exercises its options to purchase the Premises pursuant to either the Option to Purchase or the Right of First Refusal at Paragraphs 28 or 29, Lessor may elect to effect an exchange of its interest in the Premises pursuant to Section 1031 of the Internal Revenue Code. In such event, Seller shall not less than twenty-one (21) days prior to the date on which escrow is to close for such purchase, designate certain other property (the “Exchange Property”) that it will take in exchange for the Premises. Upon Lessor’s designation of the Exchange Property, Lessee will cooperate with Lessor in entering into an agreement (the “Exchange Agreement”) whereby Lessee shall acquire the Exchange Property. The closing on the Exchange Agreement shall occur simultaneous with the close of escrow under Paragraphs 28 and 29 hereof. Lessee shall not be required to pay more cash to close the Exchange Property than the cash required to be paid by Lessee pursuant to Paragraphs 28 and 29 hereof, Lessor agrees to accept the Exchange Property in exchange of moneys paid by Lessee for the Exchange Property, and Lessee shall receive at the close of escrow a credit against the moneys owed by Lessee pursuant to Paragraphs 28 and 29 hereof, including without limitation the purchase price of the Exchange Property, all ancillary costs and expenses and reasonable attorneys’ fees, in acquiring the Exchange Property. Notwithstanding anything to the contrary contained herein, it is understood that Lessee’s obligation under this Paragraph 32 shall be limited to executing such documents to facilitate the purchase of the Exchange Property as may be provided to Lessee by Lessor. Any such documents submitted to Lessee by Lessor shall be in form and substance satisfactory to Lessee.

Lessor agrees to indemnify and save Lessee harmless against any and all liabilities, penalties, demands, claims, causes of action, suits, losses, damages, costs and expenses, arising out of or relating to Lessee’s purchase or contracting to purchase the Exchange Property.

33.	General Provisions.
33.1	Each party hereby agrees to indemnify the other party from and against any real estate brokerage commissions or other such obligations incurred by the indemnifying party as a result of the negotiation or execution of this Lease.

33.2	In case any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

33.3	Time is of the essence of each and all of the agreements, covenants and conditions of this Lease.

33.4	Whenever in this Lease the consent or approval of either Lessor or Lessee is required or permitted, the party requested to give such consent or approval shall act promptly and shall not unreasonably withhold its consent of approval.

33.5	At the request of either party, Lessor and Lessee will execute, acknowledge and record in the Deed Records of the County of Multnomah a Short Form Lease.

33.6	The captions used herein are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions hereof.

33.7	In the event of any action or proceeding at law or in equity between Lessor and Lessee to enforce any provision of this Lease or to protect or establish any right or remedy of either party hereunder, the unsuccessful party to such litigation shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein by such prevailing party, and if such prevailing party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included in and as a party of such judgment.

33.8	This Lease shall be interpreted in accordance with and governed by the laws of the State of Oregon. The language in all parts of this lease shall be, in all cases, construed according to its fair meaning and not strictly for or against Lessor or Lessee.

33.9	This instrument constitutes the entire agreement between Lessor and Lessee with respect to the subject matter hereof and supersedes all prior offers and negotiations, oral and written. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Lessor or Lessee.

33.10	No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

33.11	This Lease may be executed in counterparts and when so executed by each of the parties hereto all of such counterparts taken together shall constitute an entire agreement.

33.12	Lessor and Lessee understand and agree that this Lease is what is commonly known in the business as a ground lease which is also a “net, net, net Lease.” Lessee recognizes and acknowledges, without limiting the generality of any other terms or provisions of this Lease, that it is the intent of the parties hereto that any and all rentals in this Lease provided to be paid by Lessee to Lessor, shall be net to Lessor, and any and all expenses incurred in connection with the Premises, or in connection with the operations therein or thereon, including any and all taxes, assessments, general or special license fees, insurance premiums, general or special license fees, insurance premium, public utility bills, and costs of repair, maintenance and operation of the premises, including any and all buildings, structures, permanent fixtures and other improvements comprised therein, together with the appurtenances thereto, shall be paid by Lessee, in addition to the rentals herein provided for, as its sole and exclusive proper costs and expenses.

34.	Exhibits. The following Exhibits are attached hereto and made a part hereof:

EXHIBIT A — Property Description EXHIBIT B — Title Report EXHIBIT C — Purchase Price
IN WITNESS WHEREOF, the parties have executed this Lease on March 12, 1997 as of the date first above written.

LESSOR:		LESSEE:

SMITHSON & MCKAY LIMITED LIABILITY COMPANY, an Oregon limited liability company		WIDMER BROTHERS BREWING COMPANY, an Oregon corporation

By:	/s/ Kurt Widmer	By:	/s/ Kurt Widmer

	Kurt Widmer, Member		Kurt Widmer, President

By:	/s/ Rob Widmer

Rob Widmer, Member

By:	/s/ Kristen Maier-Lenz

Kristen Maier-Lenz, Member

Atty in Fact

/s/ Kurt Widmer